Exhibit 10.10

          PRIVATE LABEL HEALTHCARE COMMUNICATIONS WHOLESALER AGREEMENT

THIS PRIVATE LABEL HEALTHCARE COMMUNICATIONS WHOLESALER AGREEMENT ("Agreement") is entered into and is effective as October 20, 2003 ("Effective Date"), by and between WILDGATE WIRELESS, INC., a California corporation with principal offices at 10000 Culver Blvd., Culver City, CA 90232 ("Company") WESTERN MEDIA GROUP, a Minnesota corporation, with principal offices at 11 Oval Drive, Suite 2008, Islandia NY 11749 (the "Wholesaler").

1. Appointment and Acceptance. Company markets and sells "One Number" and Unified Communications services and solutions that are more fully described in Exhibit A hereto (the "Services"). Wholesaler wishes to utilize Wildgate's Private Label Website Capabilities wherein Wholesaler presents to the market, under Wholesaler's Own name and website, certain Wildgate products for resale to end users. Company hereby agrees to provide Wholesaler, on a non-exclusive basis, the ability to provide the Services to end users in the United States ("customers"), and Wholesaler hereby agrees to do so on the terms and conditions set forth herein.


2. Wholesaler's Business. Wholesaler agrees that it shall use its best efforts to market promote and obtain orders for the services. Wholesaler represents to the Company that Wholesaler has adequate personnel, facilities and other resources to fulfill its obligations under this agreement. Wholesaler expressly agrees that it shall not, during the term of this Agreement, act as an agent, representative, or distributor, or otherwise participate in the marketing, sale or distribution of any services or products provided by direct competitor of Company.

3. Relationship between Company and Wholesaler.

3.1 Wholesaler is and shall remain an independent company. Wholesaler is at all times acting for its own account, subject to the restrictions contained herein, it shall have control over the manner in which and when it shall perform its duties hereunder; and it shall be solely responsible for paying all costs and expenses it may incur in performing such duties. Wholesaler shall not, without the express prior written consent of Company, make any agreements, commitments, representations or warranties on behalf of or in the name of Company and shall not represent to anyone that it has the authority to do so.

3.2 Wholesaler shall be solely responsible for all taxes and other fees resulting from the sale of products to Customers or from commissions paid to Wholesaler and Wholesaler shall indemnify the Company against any such liability.

4. Commissions. Company shall pay to Wholesaler the applicable commissions set forth on the Commission Schedule attached hereto as Exhibit B ("Commissions Schedule and terms of Payment") in the manner and at the times set forth hereinafter in that Exhibit. The terms and provisions of Exhibit B are, by this reference, incorporated in full in this Agreement.

5. Prices and Sales Terms.

Pricing for Services is defined in Exhibit C ("Pricing, Initial Setup Fee and Ongoing Support") and the Company, in its sole discretion, may from time to time change Exhibit C to adjust the pricing for Services that are covered by this Agreement, and if it does so it shall notify Wholesaler at least 30 days in advance of those changes. Customer orders shall be subject to acceptance by the Company in California and all service agreements shall be deemed to be entered into, and the performance thereof by the Company shall be deemed to occur, solely in California. As Wildgate will be providing the services to the end users and generally will do so using Private Label Website (PLWS) capabilities created for this purpose, Wholesaler shall not offer to customers services outside of the capabilities of the design and intent of the PLWS without prior agreement, implementation, and testing by Wildgate.

In the process of performing its obligations under this contract to sign-up and service customers, both companies will obtain and store information regarding the customers. Each company will own its own database. The 800 numbers may reside in both databases. So long as an agreement between the parties remains in effect, and for a period of 60 days thereafter if the term of the agreement expires or is terminated, neither company will utilize information in either of the databases, including the 800 numbers, to transfer business to another company to the detriment of the other. Wholesaler reserves the right to utilize the database of 800 numbers and customers to transfer the services to another supplier but only in the event of early termination of the contract due to insolvency on the part of Wildgate or its inability to provide the services in accordance with the termination provisions of the contract.

6. Company Obligations. Throughout the term of this Agreement and afterwards to the extent defined in Exhibit B, Wildgate will pay Wholesaler the commissions earned by Wholesaler hereunder. In addition, Exhibit C describes the setup services that Wildgate will perform after receipt of the initial setup fee deposit, which is due upon execution of this agreement. Thereafter, Wildgate will deliver Services to active Customers on an ongoing basis for as long this agreement remains in effect.

7. Wholesaler Obligations. In addition to its obligations contained elsewhere in this Agreement, Wholesaler shall:

7.1 Maintain adequate personnel, facilities, and other resources, at its own expense, from which to promote, market, and obtain customer orders for the Services;

7.2 Maintain adequate liability insurance, in such amounts and with such insurers as it customary in accordance with sound business practices.

7.3 Wholesaler shall comply with all applicable laws, and statutes relating to the marketing, promotion and sale of the Services and the performance of its duties hereunder. Wholesaler shall indemnify and hold harmless Company and its shareholders, directors, officers, employees and other agents, against any liability, demand, cost or expense (including reasonable attorneys fees) that arise out of any failure by Wholesaler to perform its obligations under this Agreement or the Confidentiality Agreement (as hereinafter defined) or from Wholesaler's misconduct or negligence. The obligations of Wholesaler hereunder shall survive the expiration or any earlier termination of tins Agreement.

8. Disclaimer of Warranties.

8.1 WHOLESALER ACKNOWLEDGES THAT COMPANY IS NOT MAKINCI ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE SERVICES (INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE HEREBY DISCLAIMED BY COMPANY). The only warranties with respect to the services, if any, shall be those that may he provided in writing by Company for distribution to customers and any such warranties shall be exclusive and in lieu of all other warranties express or implied. This Subsection 8.1 shall survive the expiration or any earlier termination of this Agreement.

8.2 Wholesaler shall not make any representation or warranty as to the Services and shall not recommend or knowingly sell the Services for any uses except as described in the Documentation. If requested by Company, Wholesaler shall deliver to customers all specifications, inserts, instructions, updates, and warnings furnished by Company and shall retain records evidencing such delivery. Wholesaler shall notify Company in writing of any events involving actual or potential claims or damages resulting from the use of any of the Services within five (5) days after Wholesaler receives notice thereof and shall provide to the Company such reasonable cooperation as Company may request in connection with the defense of any such claims.

9. Company's Proprietary Information and Rights. Concurrently with the signing of this Agreement, Wholesaler shall sign and delver to the Company a Confidentiality and Proprietary Rights Agreement (the "Confidentiality Agreement"), a copy of which has been furnished to Wholesaler. Wholesaler's obligations under such Agreement shall survive the expiration or any earlier termination of this Agreement.

10. Term. The term of this Agreement shall be for a fixed period, commencing on the Effective Date and ending automatically on the 2nd anniversary of such date (the "Expiration Date"), unless extended by mutual agreement of the parties, in which case the Expiration Date shall be the last day of the period for which the term has so been extended. In the event this Agreement is allowed to expire, such expiration shall not affect Wholesaler's continuing right, pursuant to Exhibit B hereto, to receive commissions with respect to net revenues that may be received thereafter from Wholesaler's Customers' (as defined in Exhibit B hereto). Notwithstanding the foregoing, either patty may terminate this Agreement prior to the Expiration Date effective on written notice to the other party on the occurrence of any of the following events:

10.1 In the event the other party becomes insolvent; proceedings are instituted by or against it in bankruptcy, insolvency, reorganization or dissolution; or it makes a general assignment for the benefit of creditors;

10.2 In the event that the other party fails to perform any of its material obligations under this Agreement or the Confidentiality Agreement and such failure continues unremedied for a period of thirty (30) days following written notice thereof;

10.3 In the event that any of the other party's representations or warranties contained herein proves to be untrue in any material respect when made or becomes untrue in any material respect hereafter;

Upon expiration of the term of this Agreement (as the same may have been extended), or any earlier termination hereof by either party as provided above in this Section 10: (i) all sums due, but which are unpaid, as of the effective date of any such termination shall be promptly paid to the party to which such sums arc due, provided that, if the Company terminates this Agreement due to one of the event5 in any of Subsections 10.1. 10.2 or 10.3, then Company shall be entitled to withhold any such sums that would otherwise be due and payable to Wholesaler and to set off against such sums any damages which Company may have incurred or may incur due to such event; (ii) all property belonging to one party but in the custody of the other shall be returned promptly following the expiration or earlier termination of this Agreement, including any Documentation in the possession of Wholesaler; and (iii) Wholesaler shall cease all marketing and sales activity with respect to the Services, including the display, advertising and use of the Documentation and the us of all Company trade names, trademarks, logos and designations. Termination of this Agreement shall not he the exclusive remedy of a party arising out of the breach of this Agreement by the other party and the non-breaching party shall have such other rights and remedies as may be available to it under this Agreement or at law or in equity and no right or remedy hereunder is exclusive of any other right or remedy herein or conferred by law or in equity. The foregoing provisions governing the respective rights and obligations of the parties on and following the expiration or earlier termination of this Agreement shall survive such expiration or earlier termination.

11. Laws and Regulations.

11.1 Wholesaler acknowledges that the Company has informed it that United States law and related regulations may, under certain circumstances, forbid the export of Services (or associated technical data) sold or transferred to customers pursuant to customer orders. Wholesaler agrees that it will make every reasonable effort to comply with such regulations including providing customers with information required by the Company to comply with United States and local country laws and regulations.

11.2 Wholesaler acknowledges that the Company has informed it that United States law forbids the making of gifts or payments to government employees or political parties or other third parties to induce any of them to misuse positions of influence in order to obtain or retain business. Wholesaler agrees that it will not engage in such conduct, nor permit others under its control to make such gifts or payments.

12. Miscellaneous.

12.1 This Agreement, the Exhibits hereto and the Confidentiality Agreement contain all of the agreements between Company and Wholesaler with respect to, and terminates and supersedes all prior written or oral agreements or understanding between the parties relating in any way to, the subject matter of this Agreement or of the Confidentiality Agreement. Neither party may assign any of its rights, or delegate any of its obligations in this Agreement without the prior written consent of the other party; except that either party may assign this Agreement, either in whole or in part, to any of its subsidiaries or any entity that it may acquire by purchase, merger or otherwise, the party or its business. Subject to the foregoing, this Agreement shall he binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise provided elsewhere in this Agreement, this Agreement may be amended only by a written instrument executed by each of the parties. No waiver by either party of any of any obligation of the other party, or of any breach thereof, shall be effective unless it is set forth in a written instrument signed by the party granting such waiver and no such waiver shall be deemed a waiver as to any subsequent occurrence of the same, or of any similar or different, breach.

12.2 This Agreement is the result of arms-length negotiations between the parties hereto and no provision hereof, because of any ambiguity found to be contained herein or otherwise, shall be construed against a party by reason of the fact that such party or its legal counsel was the draftsman of that provision. Whenever used in this Agreement the term "including" shall mean "including without limitation" or "including but not limited to." This Agreement is divisible, and provisions herein held to violate or to be unenforceable under any laws, regulations or public policies of any jurisdiction shall affect only that portion held to invalid or inoperative and only in such jurisdiction, and the remaining portions of this Agreement shall remain in full force and effect. This Agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original; provided, however, such counterparts shall together constitute only one and the same instrument.

12.3 Notices to be given to any party under this Agreement shall not be effective unless in writing and hand-delivered or mailed by certified or registered mail to the party to whom notice is to be given at the address set forth on the first page hereof or sent by facsimile to the party to be notified to such facsimile number as such party hereafter designates by written notice to the other party. Notices sent by certified or registered mail shall be deemed to have been given five (5) days after the postmark thereof. All other notices shall be deemed to have been given on the date of receipt thereof. Any party may change its address by giving at least ten (10) days prior written notice of such change in the manner provided herein to the other party.

12.4 This Agreement is governed by arid construed in accordance with the laws of the state of California, except for its conflicts of law principles. And dispute arising in connection with this Agreement shall be finally settled by mandatory binding arbitration. The arbitration shall be held in Los Angeles County, California and conducted in accordance with the Rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court having jurisdiction. Notwithstanding the foregoing, either party may obtain temporary, preliminary and permanent injunctive relief to halt a breach of this Agreement by the other party or prevent a threatened breach from occurring hereunder, before any court of competent jurisdiction and no bond or other security shall be required as a condition to the issuance or maintenance of such relief and each party expressly waives such requirement. The non-prevailing party shall pay the reasonable attorneys, accountants and expert witness fees and disbursements of the prevailing party in any such arbitration or equitable proceeding.

IN WITNESS WHEREOF, Company and Wholesaler have duly executed this Private Label Communications Wholesaler Agreement as of the Effective Date.

COMPANY:                                            WHOLESALER:
WILDGATE WIRELESS, INC.                             WESTERN MEDIA
a California corporation                            a Minnesota corporation


By: ________________________                        By: ________________________

Title: _____________________                        Title: _____________________

                                    EXHIBIT A

                                    SERVICES

o    Wildgate Toll-Free One Number
o    Wildgate One Number and Unified Communications Solutions
o Includes features such as Call Blasting, Evoice (email over the phone), OneButton Call Back, and Event Notification as shown on the Wildgate web site.

o    Long Distance Service
o    Billing Solutions:
o    Wholesaler billing with pre-pay
o    Wildgate automated billing

o    Customer Care

Additional Services that Wholesaler may elect to provide:

o    Standard and Specialty Calling Cards
o Standard Paging Services with added features (pre-paid long distance and standard voice mail)

                                    EXHIBIT B

                    COMMISSION SCHEDULE AND TERMS OF PAYMENT

1. Commission Rate. Exhibit C details the wholesale prices for the services to be provided as a result of this agreement. In the event that Wholesaler elects to provide additional Services from Wildgate, including Calling Cards, the companies will, in good faith, negotiate the fees for those products consistent with the fees charged to other similar Wholesalers with similar sales volumes.

2. Duration of Wildgate Commissions. Commission for Wildgate Unified Communications will be ongoing as described herein. Once the first order for Services has been obtained by Wholesaler, from the Wholesaler's Customer and has been accepted by the Company, then the commissions (computed at the applicable rates set forth in Section 1 above), shall be credited to the account of the Wholesaler thereafter on all net revenues received by the Company from that Customer until such time as the Services to such Customer are discontinued or terminated either by the Customer or the Company. Termination of Services by the Company shall be at the Company's sole discretion. To be deemed a discontinuance or termination of Services, the duration of such discontinuance or termination must be at least 30 consecutive days. If Services to one of the Wholesaler's Customers are discontinued or terminated, and Services are later resumed to such Customer, then commissions on net revenues received thereafter shall only be payable to Wholesaler if it obtained a new customer order from that Customer that is accepted by the Company. Notwithstanding the foregoing, commissions may terminate earlier as provided in Section 10 of this agreement between Wholesaler and the Company. Renewal commissions will not he paid in any month in which those commissions in aggregate are less than $100.00.

3. Determining Whether a Customer Order Was Obtained by Wholesaler. Wholesaler understands and agrees that the Company may sell any of the Services directly and will be appointing other Wholesalers and agents to market and accept orders for the Services in the United States. A customer order shall be deemed to have been obtained by Wholesaler only if (i) the customer order is accompanied by a Coupon ID used to track the source of Internet sales containing the Wholesaler's unique code, and (ii) no customer order from that same customer was previously obtained either from another Wholesaler or agent (as indicated by such other agent's Coupon) or by the Company directly. Wildgate will make available to Wholesaler a hierarchical set of related Coupon IDs so that Wholesaler can track sales from various sources.

4. Payment of Commissions. Commissions earned by Wholesaler and credited to its account shall be paid monthly, on or about the 10th day of the calendar month immediately following the calendar month in which the Company received payment of the net revenues which generated such Commissions for Services rendered to Wholesaler's Customers. Payments may be delayed by up to 30 days if there are consistent problems with the credit card transactions resulting from Wholesaler's Customers.

5. Definition of Net Revenues. For purposes of this Private Label Communications Wholesaler Agreement, the term "net revenues" shall mean the actual dollar amounts received by the Company for Services from Wholesaler's Customers, exclusive of all sales, use, value-added or other taxes, trade or other discounts, rebates, returns and allowances, warranty claims, insurance and service charges, and charges for customer training. Commissions shall be subject to adjustment with respect to any amounts returned or rebated by its Company to any of Wholesaler's Customers due to their cancellation of or dissatisfaction with the Services or due to warranty claims or any errors in billings or otherwise and, as between the Company and Wholesaler, the Company shall be entitled, in its discretion, to determine the amounts and circumstances under which it will return such amounts or pay such rebates to such Customers. Such adjustments to commissions as provided herein may be made in the month in which the adjustment occurs and, in the event the adjustment occurs after commissions have been paid on the pre-adjusted net revenues, the Company shall be entitled to credit the amount of that adjustment against commissions that the Wholesaler would otherwise be entitled (whether generated from Services rendered to that same Customer or other of Wholesaler's Customers). In the alternative, Company may bill Wholesaler for such adjustment, in which case such adjustment shall be due and payable by Wholesaler to the Company thirty (30) days thereafter.

                                   EXHIBIT C

PRICES, INITIAL SETUP FEE AND ON-GOING SUPPORT

The table below shows the agreed upon retail price, wholesale price, and commissions for Wildgate Unified communications Services provided n a result of this agreement.

Service    Suggested Retail Price         Wholesaler Discount
Column 1, "Cool Service"Column 2, "Way Cool Service"     Not Available     --
Column 3, Healthcare Staff     $19.95     25%
Column 4, Healthcare Administration/Dr.   $29.95    25%
Toll-Free Access Number        $4.95      25%
Long Distance        Ranging from 6.9(cent)/min to 2.4(cent)/min        15%
Activation Fee (per office) - Includes 2 users, 2 Smart Wires $39.95 25% Activation fee (per staff member) Includes 1 Smart Wire $19.95 25%

As clarification, the wholesale price to Wholesaler, based upon the current Suggested Retail Price, for the "Healthcare Admin" solution would be $29.95*( 1-.25) = $22.46 per month. Wholesaler would receive 15% of all long distance fees charged to customers. Wholesaler and Wildgate may mutually agree to change the above Suggested Retail Prices to suit marketing conditions and competitive pressures. The Activate Fee includes a Smart Wire for each user and administrator. The standard service for an office includes productivity measurement tools, such as call holding times, call detail records, etc.

The Healthcare Communications Product also includes a number of optional products that may be sold to healthcare professionals. These include the following and are provided to the wholesaler at a 25% discount:

1. Answering Service Billed on a per call basis plus the fee for the service company
2.   Automated Appointment Confirmation Billed at $0.15/call
3.   Smart Wire$19.95 for additional units
4.   Record-a-Call A monthly fee of $5.00 plus a per recording fee of $0.15
5.   Data storage to EMR A monthly fee of $5.00
6. Dictation and Transcription Toll-free dictation and transcription at $0.15/minute

In return for an Initial Setup Fee of $5,000.00, Company shall, within 45 days, setup the systems and capabilities necessary to deliver the services to Wholesaler's current and future Customers utilizing the Private Label Communications Capabilities and the Private Label Website system. In doing so, Wildgate shall

1. Provide up to 40 hours of PLWS implementation support including training regarding the Services at the Wildgate facilities or elsewhere as mutually agreed, for a reasonable number of Wholesaler's personnel, provided that Wholesaler shall pay all expenses of its personnel attending such training sessions;

2. 100 hours of system setup to effect and insure proper delivery of services to Wholesaler customers;

3. The degree of tailorization of the Services and the Private Label Website is currently anticipated to include the following items:

o    Logo inserted
o    New color scheme
o    New names for service plans
o    Addition of an Activation Fee
o    New prices for services

4. Furnish Wholesaler, without charge, Wildgate's own marketing and end-user literature in electronic form ("Documentation") that Wholesaler may utilize and modify as necessary to add their private labeling and style; and

5. Render reasonable periodic assistance to Wholesaler with respect to technical customer support, or sales issues relating to the Services.

Service beyond the number of hours identified in this paragraph will be charged at an agreed upon rate of $50.00/hour and initiated by Wildgate only upon mutual prior approval by Wildgate and Wholesaler.